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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 13, 2003
(Date of report (Date of earliest event reported))

THE SPORTS AUTHORITY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31746	84-1242802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 West Hampden Avenue, Englewood, Colorado		80110
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-5050
(Registrant's Telephone Number, Including Area Code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits.

  99.1
  News Release issued by The Sports Authority, Inc. (formerly known as Gart Sports Company) on October 13, 2003.

Item 12. Results of Operations and Financial Condition

        The information in this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be incorporated by reference into any filing of The Sports Authority, Inc. (formerly known as Gart Sports Company) under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

        On October 13, 2003, The Sports Authority, Inc. (formerly known as Gart Sports Company) issued a news release revising its sales and earnings guidance for the third quarter ending November 1, 2003 and fiscal year 2003 ending January 31, 2004. The news release is attached hereto as Exhibit 99.1.

        In our news release dated October 13, 2003, we disclosed forecasted pro forma, fully diluted earnings per share for the third quarter of fiscal 2003 and fiscal year 2003. As disclosed in the release, none of the forecasted pro forma fully diluted earnings per share amounts include integration costs to be incurred in connection with the merger with the Company formerly known as The Sports Authority. While we estimate total integration costs that we expect to incur over the next 12 months to range from $30 to $45 million, we are unable to predict, with a high degree of certainty, the timing or magnitude of these integration costs by quarter or fiscal year. Consequently, we are unable to provide a reconciliation of the forecasted pro forma fully diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, fully diluted earnings per share including tax effected integration costs. The forecasted pro forma fully diluted amounts were calculated without consideration of tax affected integration costs.

        To supplement our condensed consolidated statements of operations presented on a GAAP basis, we use additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and other certain non-recurring costs and income we believe appropriate to enhance an overall understanding of our past financial performance. These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTS AUTHORITY, INC.
By:	/s/ NESA E. HASSANEIN Name: Nesa E. Hassanein Title: Executive Vice President and General Counsel

Date: October 14, 2003

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  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
  Item 12. Results of Operations and Financial Condition
SIGNATURES